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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY



o      EchoStar DBS Corporation
o      EchoStar Orbital Corporation
o      EchoStar Technologies Corporation
o      Echosphere Corporation
o      EchoStar Satellite Corporation
o      EchoStar International Corporation
o      Dish Network Service Corporation